Exhibit 10.5

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(last amended effective May 1, 2025)

Each member of the Board of Directors (the “Board”) of YETI Holdings, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such non-employee member, a “Director”) will be compensated according to this Non-Employee Director Compensation Policy (this “Policy”).

Annual Cash Compensation

Absent a deferral election (described below in “Deferral of Director Compensation”), the cash compensation amounts set forth below are payable in equal quarterly installments, in arrears no later than 75 days after each calendar quarter in which the service occurred (each, a “Quarter”). For any partial Quarter of service, the applicable quarterly amount will be pro-rated based on days in service. All amounts are vested at payment.

1.Annual Board Service Retainer:
a.All Directors: $85,000
2.Annual Chair Service Fee:
a.Non-Executive Chair of Board: $115,000
b.Lead or Presiding Director of the Board (if any): $40,000
c.Chair of the Audit Committee: $25,000
d.Chair of the Compensation Committee: $20,000
e.Chair of the Nominating & Governance Committee: $20,000
f.Chair of Special Committee (e.g., strategic transactions, investigations, key employee searches): to be determined when Special Committee established
3.Annual Committee Member (non-Chair members) Service Fee:
a.Audit Committee: $12,500
b.Compensation Committee: $10,000
c.Nominating & Governance Committee: $10,000
d.Special Committee: $7,500
Equity Compensation
Any equity compensation granted to Directors will be granted under the Company’s 2024 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”). Any equity granted will be subject to the limitation in the Plan on the number of awards that can be granted in a calendar year to any one individual or director and the terms of the applicable award agreement between the applicable Director and the Company.
Annual Restricted Stock Unit Grant: Absent a deferral election (described below in “Deferral of Director Compensation”), as of the date of each annual meeting of the Company’s stockholders (each an “Annual Meeting”), or on a pro-rata basis as of a Director’s initial election or appointment to the Board, each Director will be granted, automatically and without further action by the Board, an award of restricted stock units for a number of shares equal to (1) $155,000, divided by (2) the Fair Market Value per share (as defined in the Plan) on the date of grant, rounded up or down for any partial share (the “Annual Grant”). The Annual Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the grant date, and (ii) immediately prior to the Company’s next following Annual Meeting, subject to the Director’s continued service through such vesting date.

Deferral of Director Compensation
Directors may elect to defer all or part of the compensation provided hereunder into deferred stock units, which will be issued and will vest as described below. Deferred stock units will be settled in shares of the Company’s common stock on the earlier of (1) the date specified in the Director’s deferral election form and (2) the six-month anniversary of the Director’s cessation of service on the Board. The definitive terms regarding any deferred stock units described herein will be set forth in a deferred stock unit award agreement and an accompanying deferral election form completed by the Director. Deferral elections described in this Policy shall be made in such manner as prescribed by the Company in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. During any period of deferral, Directors will accrue dividend equivalents on their deferred stock units as dividends are paid on shares of the Company’s common stock.
Deferral of Annual Cash Compensation: As of the date of each Annual Meeting, or on a pro rata basis as of the date of a Director’s initial election or appointment to the Board, Directors may elect to defer all or part of the annual cash retainer, or chair or committee cash fees, that would be earned between such date and the next Annual Meeting (the “Service Period”) into deferred stock units. Such deferred stock units would be issued on the first day of the Service Period on the basis of the Fair Market Value per share on the date of grant, rounded up or down for any partial shares. The deferred stock units will vest at the earlier of (i) the first anniversary of the date of grant or (ii) at the next following Annual Meeting, subject to the Director’s continued service on the Board through the applicable vesting date, and will be settled in shares of the Company’s common stock in accordance with the Director’s deferral election, as noted above.
Deferral of Equity Compensation: Directors may elect to defer all or part of the grant of restricted stock units into deferred stock units, which will vest on the same basis as the applicable Director’s restricted stock unit would vest, and will be settled in shares of the Company’s common stock in accordance with the Director’s deferral election, as noted above.
Expense Reimbursement
All of our Directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board or any of the committees of the Board.
Company Products
Similar to employees, directors are entitled to a discount off the suggested retail price of certain Company products. The Company believes that this discount serves a business purpose by expanding the directors’ knowledge of the Company’s products and providing a branding opportunity.